Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-164629) on Form S-1 of The Frontier Fund of our report dated March 25, 2011, relating to our audits of the financial statements of the Frontier Diversified Series, Frontier Dynamic Series, Frontier Long/Short Commodity Series, Frontier Masters Series, Balanced Series, Campbell/Graham/Tiverton Series, Currency Series, Long Only Commodity Series, Managed Futures Index Series, Winton Series and the Winton/Graham Series of The Frontier Fund (collectively, the Trust), which appear in this Annual Report on Form 10-K of the Trust for the year ended December 31, 2010.

/s/ McGladrey & Pullen, LLP

Denver, Colorado

March 25, 2011